Exhibit 99.1

United Security Bancshares and Taft National Bank Agree to Merge

Fresno, Calif., December 11, 2003 -- In a joint news release, United Security Bancshares (Nasdaq: UBFO) President and CEO, Dennis R. Woods and Taft National Bank President, Dennis Tishma, announced today the signing of a definitive merger agreement. Upon completion of the merger, Taft National Bank branches will operate as branches of United Security Bank, a wholly owned subsidiary of United Security Bancshares.

In the merger, United Security Bancshares (“USB”) will issue shares of its stock in a tax free exchange for all of the Taft National Bank shares. The value of the merger will vary depending on the market price of USB stock at the time of the merger closing. Based upon the closing price of USB common stock today, the merger value is approximately $6.4 million or $24.00 per Taft share. The minimum value of the transaction depending on the price of a USB share, will not be less than $5.3 million, less a dollar for dollar reduction if specified transaction costs exceed $300,000. The merger which will be accounted for as a purchase transaction, is expected to be completed late in the first quarter or early in the second quarter of 2004.

Taft National Bank operates branch offices in Taft and Bakersfield serving small business and retail banking clients. As of September 30, 2003, Taft National Bank had total assets of $52 million and deposits of $47 million. For the nine months ended September 30, 2003, Taft’s net income was $80,000.

Dennis Woods, President and Chief Executive Officer of United Security Bancshares, stated, "The addition of Taft National Bank to United Security Bank will strengthen our presence in the San Joaquin Valley. Taft National Bank has built a solid business banking and retail franchise with an excellent reputation for service. With its small business and retail banking focus, Taft National Bank provides a unique opportunity for United Security to serve a loyal and growing small business niche and individual client base.”

Dennis Tishma, President of Taft National Bank, commented, "We have followed the success of United Security Bank over the years and believe that its community banking philosophy fits extremely well with the strong community commitment that Taft has consistently maintained. This merger will enable us to expand our ability to serve our clients and increase our lending capabilities. We also believe this merger will give us an opportunity to participate more fully in the economic growth of the San Joaquin Valley."

Terms of the Merger:

The terms of the agreement provide for the shareholders of Taft National Bank to receive shares of United Security Bancshares. Taft National Bank currently has approximately 267,481 shares of common stock outstanding. If the average closing price of United Security Banchares common stock, which will be determined over the twenty trading days preceding the closing, is $22.00 or above, each share of Taft National Bank stock will be exchanged for approximately 0.90899 of a share of United Security Bancshares stock.

The merger is subject to certain conditions, including the approval of the shareholders of Taft National Bank and regulatory approval. Upon consummation of the merger, former Taft National Bank shareholders will own approximately 4.2% of United Security Bancshares outstanding shares.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future financial performance and condition and pending acquisitions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed merger is consummated, the success of United Security Bancshares in integrating the new bank into its organization and other risks detailed in the United Secuirity Bancshares reports filed with the Securities and Exchange Commission and Taft National Bank reports filed with the Office of the Comptroller of Currency, including their Annual Reports for the year ending December 31, 2003.

United Security Bancshares will file a registration statement on Form S-4 with the SEC in connection with the proposed merger. The registration statement will include a prospectus/proxy statement which will be sent to shareholders of Taft National Bank seeking their approval of the proposed merger. When filed, the registration statement can be obtained at http://www.sec.gov .

For investor information on United Security Bancshares please contact Dennis R. Woods, President & CEO, 559-248-4928, or Ken Donahue, SVP& CFO, 559-248-4943. For questions regarding Taft National Bank, please contact Dennis Tishma, President & CEO, 661-763-5151.